Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Jim Thomson	Victoria Springgay
Chief Financial Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces Third Quarter Results

Tempe, Arizona, October 30, 2003 — Rockford Corporation (Nasdaq: ROFO), a leading designer and supplier of mobile audio and home theatre equipment, today reported results for the third quarter, ended September 30, 2003. Rockford reported that net sales during the quarter decreased 2.7% to $39.5 million versus $40.6 million in the year-ago period. Rockford reported a diluted loss per share of $0.31 versus diluted earnings per share in the prior year’s period of $0.09.

Gary Suttle, president and chief executive officer of Rockford said, “We have developed new, innovative products and shifted our distribution to big-box retailers in order to create the best possible strategic position for our company. Even so, the environment remains very challenging for mobile audio products, particularly in the specialty dealer channel. According to NPD Intelect, retail mobile audio sales have declined 12% for the eight months ended in August. We were not able to overcome these adverse market conditions this quarter and our sales fell well short of our own expectations.”

Mr. Suttle continued, “We now believe, based on forecasts from the Consumer Electronic Association and feedback from our major customers and our sales organization, the market is likely to stabilize in the upcoming year. We have restructured our businesses to maximize profitability even if the mobile audio market stabilizes at the current lower levels. Further, we have redesigned nearly all of our core products for introduction at CES in 2004, incorporating new technologies for heat sinks and circuitry as well as exciting new cosmetics. These improvements should demonstrate our ongoing leadership position in the market and we expect them to help improve our competitive position.”

In order to facilitate the re-launch of nearly all of Rockford’s core amplifier and speaker products in 2004, Rockford initiated end-of-life clearance programs in the third quarter. Given these end-of-life programs, ongoing pressure from the challenging market environment, and $518,000 in restructuring costs for Rockford’s MB Quart operations in

Germany, gross margin in the third quarter was 27.0% versus the year-ago level of 35.2%.

Due to a slow retail environment, inventories increased 23% to $39.8 million versus $32.4 million in the third quarter of last year. Rockford expects to return to normalized levels of inventory by the close of the year.

SG&A expenses for the period increased to $14.8 million from $12.6 million in the year ago period. SG&A was affected by German restructuring costs of $201,000 and start-up costs for Rockford’s WiFi business based on the SimpleDevices technologies. Core SG&A against the year-ago period was down approximately $125,000.

Mr. Suttle continued, “We believe the new WiFi products we have developed, through our SimpleDevices and Omnifi lines, for software and hardware, respectively, represent a major step forward for our industry and our company. We expect these innovative products will become significant revenue and earnings drivers over the course of the next two years. These products contribute to our confidence that we will be able to resume a strong pace of sales and earnings growth.”

Rockford announced that it has received a commitment letter from its lenders for an asset-based credit line of $45 million that will increase financing availability compared to its existing $30 million credit line and is expected to close in mid-November. Rockford’s financial performance caused it to violate the covenants in its existing credit facility, but it has obtained a waiver for its recent covenant violations and expects to be in a position to reclassify $22.1 million as long-term debt as soon as the newly committed credit facility closes. The new credit facility is expected to modestly reduce Rockford’s cost of funds compared to the existing credit facility.

Rockford also today issued guidance for the upcoming fourth quarter as well as preliminary annual targets for 2004 and 2005. For the fourth quarter, Rockford believes sales will be in the range of $33 to $36 million and diluted loss per share is likely to range between $(0.23) to $(0.25). For the full year of 2004, Rockford believes sales are likely to range between $195 and $200 million. Rockford believes that restructuring activities and a ramp-up of WiFi product volume will contribute to a rebound in profitability and expects diluted earnings will be between $0.40 and $0.45 per share. Preliminarily, in 2005, with some conservative expectations for the core business, and a strengthening contribution from WiFi, our revenues should be in the range of $225 million to $230 million. Rockford’s management believes a prudent target range for earnings per share in 2005 is a range of $0.80 to $0.90.

Gary Suttle concluded, “While Rockford’s third quarter results did not meet our expectations and the near-term outlook continues to be challenging, we are increasingly energized about the future. We are confident that our core amplifier and speaker business is stabilizing, our restructuring efforts continue to improve overall efficiency, and our WiFi products represent the kind of innovation that can meaningfully drive future sales.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lighting Audio, MB Quart and Q-Logic brand names. Home audio brands include Fosgate Audionics, NHT and MB Quart. Rockford’s professional brands include MBQuart and Hafler. In the consumer technology sector Omnifi and SimpleCenter deliver wireless home computer music management to the home and mobile audio systems.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

Consumer spending in the mobile audio industry was down substantially during the first three quarters of 2003. Unfortunately, the signs of general economic recovery during the second and third quarters did not improve the current employment outlook in the United States. Because many of our core consumers are younger men, the difficult employment environment tends to have a disproportionate impact on them. As a result of the continuing economic uncertainties and difficult employment outlook, we are in a period in which our core consumers may even further reduce their spending (particularly on discretionary products such as ours), retailers in our industry may seek to reduce their inventories, and our competitors may reduce their prices or otherwise increase the level of competition. These or other events could reduce our sales or earnings below our expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.9 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002, filed with the SEC on March 7, 2003. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data
Third Quarter Results
For the Three and Nine Months Ended September 30, 2003 and September 30, 2002
($000s omitted except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$39,496	$40,583	$135,688	$135,545
Cost of goods sold	28,816	26,315	91,842	84,726

Gross profit	10,680	14,268	43,846	50,819
Selling, general, and administrative	14,773	12,646	47,383	40,184

Operating (loss)/income	(4,093)	1,622	(3,537)	10,635
Other expense / (income)	234	143	(558)	(269)
Interest expense	310	135	770	395

(Loss)/Income before income taxes	(4,637)	1,344	(3,749)	10,509
Income tax (benefit)/expense	(1,692)	519	(1,437)	3,919

Net (Loss)/Income before Minority Interest	(2,945)	825	(2,312)	6,590

Minority Interest	(212)	0	(466)	0

Net (loss)/income	$(2,733)	$825	$(1,846)	$6,590

EBITDA	$(2,732)	$2,758	$273	$14,174

Net (loss)/income per share:
Basic	$(0.31)	$0.10	$(0.21)	$0.78

Diluted	$(0.31)	$0.09	$(0.21)	$0.71

Shares used to calculate net (loss)/income per share:
Basic	8,899	8,656	8,832	8,481

Diluted	8,899	9,406	8,832	9,338

Rockford Corporation
Consolidated Balance Sheets
At September 30, 2003 and December 31, 2002
($000s)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash	$1,604	$304
Accounts receivable, net	40,337	32,890
Inventories, net	39,759	32,445
Prepaid expenses and other current assets	11,829	11,399

Total current assets	93,529	77,038
Property and equipment, net	16,165	15,262
Goodwill, net	7,070	6,890
Other long term assets	2,011	2,000

Total assets	$118,775	$101,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,268	$10,753
Notes payable and current portion of long term debt	23,398	1,253
Accrued warranty	4,695	4,595
Other accrued liabilities	9,420	8,083

Total current liabilities	51,781	24,684
Long term debt and other liabilities	705	10,027
Minority Interest	467	933
Stockholders’ equity:
Common stock	90	87
Additional paid-in-capital	35,879	35,131
Retained Earnings	27,352	29,198
Accumulated other comprehensive income	2,501	1,130

Total stockholders’ equity	65,822	65,546

Total liabilities and stockholders’ equity	$118,775	$101,190